EXHIBIT 99.1

Location Based Technologies Commences PocketFinder Pilot Production
At Jabil’s Le Mans Facility; Beta Units Now In-House Tested and Verified

ANAHEIM, Calif., June 25, 2008 --Location Based Technologies (OTCBB:LBAS), a leading-edge family service provider of personal locator devices and services, today announced it has commenced pilot production of its PocketFinder® family of location devices at the Le Mans, France facility of Jabil Circuit, Inc. (NYSE: JBL), its global manufacturing partner.

At the same time, the company has completed in-house testing and verification of beta test units for GSM, GPRS and GPS connectivity on both U.S. and European GSM wireless networks, and finalized and certified deployment of its own permanent SMS gateway through its partnership with KORE Telematics that will eliminate any dependency on third party networks and enhance the reliability and speed of PocketFinder communications.

“The company is ready to start pilot production of the smallest known single-board GSM/GPS device in the world,” said David Morse, co-president and CEO of Location Based Technologies, Inc. “We originally selected Jabil because they are one of the few solutions providers able to simultaneously deliver  world-class quality product and meet global mass volume demand. Accordingly, we anticipate PocketFinder mass production will commence in the third quarter.”

As a leading provider of machine-to-machine (M2M) communications, KORE Telematics will provide comprehensive GSM network coverage for PocketFinder devices throughout the United States and Canada, with roaming agreements on the networks of 400 wireless providers in more than 220 countries.

The PocketFinder family of products uses advanced technology to help families stay connected. The small devices easily fit into a pocket, purse or backpack, and can be accessed via the Internet, cell phone or landline to show its exact location in real time. In addition, the devices include several advanced features, such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to ensure family members are driving safely.

About Location Based Technologies
A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contacts:
David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com
Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

Glenn Busch, CFP
Northstar Investments
Investor Relations
Glenn Busch, Northstar Investments
 (714) 310-8641
glenn@pocketfinder.com